UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

SciQuest, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34875	56-2127592
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6501 Weston Parkway, Suite 200, Cary, North Carolina	27513
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 659-2100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On August 23, 2011, Stephen Wiehe, Chief Executive Officer of SciQuest, Inc. (the “Company”), entered into a Rule 10b5-1 trading plan with a broker to manage the sale of up to 80,000 shares of the Company’s common stock, subject to price floors and other terms and conditions of the plan. Mr. Wiehe’s trading plan expires on October 31, 2012, unless renewed, extended, or terminated earlier. Mr. Wiehe has stated that his trading plan is designed to allow him to diversify his equity holdings in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

On August 17, 2011, Jeffrey Martini, Senior Vice President of Worldwide Sales of the Company, entered into a Rule 10b5-1 trading plan with a broker to manage the sale of up to 72,000 shares of the Company’s common stock, subject to price floors and other terms and conditions of the plan. Mr. Martini’s trading plan expires on July 31, 2012, unless renewed, extended, or terminated earlier. Mr. Martini has stated that his trading plan is designed to allow him to diversify his equity holdings in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

On August 17, 2011, Jennifer Kaelin, Vice President of Finance of the Company, entered into a Rule 10b5-1 trading plan with a broker to manage the sale of up to 20,004 shares of the Company’s common stock, subject to price floors and other terms and conditions of the plan. Ms. Kaelin’s trading plan expires on July 31, 2012, unless renewed, extended, or terminated earlier. Ms. Kaelin has stated that her trading plan is designed to allow her to diversify her equity holdings in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

Each of these trading plans is intended to satisfy the affirmative defense conditions of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 allows corporate insiders to establish prearranged written stock plans that are entered into in good faith at a time when the insider is not aware of material, nonpublic information.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIQUEST, INC.
Date: August 24, 2011
By: /s/ Stephen J. Wiehe
Stephen J. Wiehe
President and Chief Executive Officer
(Principal Executive Officer)